Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statement (No. 333-163866) on Form S-3 and the Registration Statement on Form S-8 (No. 333-170692) of Retail Opportunity Investments Corp. of our report dated April 15, 2011, relating to our audit of the Statements of Revenues and Certain Expenses of Desert Springs Marketplace, Mills Shopping Center and Nimbus Winery Shopping Center, for the year ended December 31, 2010, included in this Current Report on Form 8-K/A.

/s/ PKF LLP

New York, New York
April 15, 2011